U.S. ENERGY CORP.
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                              CONSULTING AGREEMENT
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                              (INCLUDING WARRANT)


This Consulting Agreement is made and entered into at Riverton, Wyoming this 17th day of March 2003, by and between C.C.R.I. Corporation, a Colorado corporation of 3104 E. Camelback Road, #539, Phoenix, AZ 85016 ("Consultant") and U.S. ENERGY CORP., a Wyoming Corporation of 877 N. 8th W., Riverton, WY 82501 ("USEG' or the "Company").

   It  is  agreed  as  follows:

     1.   Consultant  Services.  Consultant  hereby  agrees  to  perform  and
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provide investor relations and development services for the Company.  Consultant will perform the Services with the assistance and full participation of Mr. Malcolm McGuire and his associates. The services will include, but not be limited to, the following:

          (a) Preparation of the Corporate Profile, suitable for use with brokers and investors (research, write, design, print and distribute).

          (b) Design and implement a Plan for both the short and long term encouragement of investor interest in the Company.

          (c) Interface with the investment community on behalf of the Company, and work to generate investor interest in the Company in this setting.

          (d) Assist the Company in preparing press releases, upon request, and introduce the Company to appropriate financial writers and media persons.

          (e) Prepare and distribute FAX pieces designed specifically to encourage interest in the Company (utilizing C.C.R.I.'s broker and investor FAX NETWORK). A similar e-mail distribution is sent to our International network.

          (f) Enlist additional quality brokerage houses to follow the Company's stock and to be market makers. Assist the Company in securing a more senior exchange listing.

          (g) Introduce Company personnel to key persons in the investment community and to C.C.R.I.'s network of brokers, financial planners, money managers, analysts, and investors. This will include due diligence meeting in select cities.

          (h) Include information about the Company in a national distribution that will target selected appropriate institutions, brokers, investment firms, analysts and individual investors.

          (i) Develop a list of key brokers that can be educated on behalf of the Company and its stock, and seek to enhance the interest of these brokers in the Company.

          (j) Assist, when requested, in the preparation of presentations to broker and investor groups, as well as the arranging of said presentations.

          (k)   Provide  quality  Internet  exposure  via  C.C.R.I's  Web  Site.

          (l) Work with Company's officers to develop an ongoing in-house program for investor relations.

          (m)   Interact  with  the  market  makers  on  behalf  of the Company.

          (n) Give such strength and liquidity to the stock at to facilitate Company objectives.

          (o) Consultant will provide names, addresses and phone numbers of all contacts made on behalf of the company within 10 days after the end of each month this contract is in effect.

     2.     Payment.   Subject  to  the provisions of the Agreement, the Company
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shall pay Consultant the following as full compensation for the Services for the term  hereof:

          (a) Monthly Fee. The Company shall pay Consultant a monthly fee in the
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     amount  of  $2,000.  Said  fee  shall  compensate  Consultants  for general overseeing of market activity of the stock and the activities detailed under Consultant Services. The first $2,000 is due at the signing of this Contract. Fee will also cover Consultants normal monthly expense. The $2,500 profile design fee will also be due upon the inception of this Contract.

          (b)  Monthly  Expenses.  Normal  monthly  expenses  will be covered in
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     monthly  retainer.  These  costs  will  normally be fax, telephone, e-mail, secretarial,  fed-x,  etc.

          (c)  Financial  Activities.  If  and  when  appropriate,  this will be
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     covered  in a separate agreement. All introductions which bring new capital will  be  subject  to  a  2%  Finders  Fee.

          (d) Stock Compensation. Consultant shall receive 24,000 shares of USEG
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     restricted  stock,  vested  as  follows:  4,000  shares  upon  inception of
     Contract which will be issued within a reasonable time after the date of the agreement in the name of C.C.R.I. Corporation with the remaining 20,000 shares vested over the remaining 5 months at the rate of 4,000 shares per month. The remaining 5 certificates for 4,000 shares each, will be delivered to consultant on the 2nd month 3rd month, 4th month 5th month and 6th month anniversary of the contract and each certificate will be issued in the name of C.C.R.I. Corporation. The company agrees to make reasonable efforts to register these shares as follows: 12,000 shares of company stock after the 6 month anniversary of this contract, 12,000 shares of company stock after the one year anniversary of this agreement or the stock will be salable under rule 144 after 1 year from exercise of the warrant. In the event of death of Malcolm McGuire prior to the complete exercise of the warrant, any remaining portion of the warrant shall terminate.

          (e)  Warrant  Compensation.  Warrant compensation shall be as follows:
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     25,000 warrants to purchase USEG common stock at a price of $3.75 per share to be vested when the stock trades at a closing price above $4.00 per share for a period of 10 consecutive business days. 25,000 warrants to purchase USEG common stock at a price of $4.50 per share to be vested when USEG trades at a closing price above $5.00 per share for a period of 10 consecutive business days. 25,000 warrants to purchase USEG common stock at a price of $5.50 per share to be exercised when the stock trades at a closing price above $6.00 per share for a period of 10 consecutive business days. Note: All warrants not exercised shall expire three years from the date of this agreement. These warrants will be exercisable only for cash.

     3.     Project  Expenses.   The  Company  shall pay for special promotional
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events and materials, such fees to be approved in advance by the Company, and to be payable upon submission by Consultant to the Company of itemized statements accounting for such expenses. In certain circumstances, the Company will prepay the Consultant's airfare or hotels costs directly as agreed to in advance by the parties. All such projects will have to have the prior approval in writing by the company. Such projects will include but not be limited to the following:

          (a)  Corporate  Profile. Consultant agrees to research, write, design,
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     and  print  a  full color, magazine quality, corporate profile suitable for use by both brokers and investors. Cost shall be $5,000, with $2,500 payable at inception of contract and $2,500 payable upon Company's approval to print.

          (b)  Promotional Events.  The  Company agrees to reimburse  Consultant
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     for  travel,  meal  and  lodging  expenses  incurred in co-hosting with the
     Company promotional meetings for prospective investors, such meetings to be approved in advance and at the discretion of the Company. The Company also agrees to pay all room rental and catering expenses incurred in hosting any such meetings. The Company will also cover costs of broker conference calls.

          (c)  Mailing.  The  Consultant  shall  cause  to  be mailed certain
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     pre-printed  materials  over  the  course  of  the  Contract.

     4.     Prior Approval of Published Materials.  Consultant shall provide the
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Company  for  its  review  and comment (AND PRE-APPROVAL) copies of any tangible communications, whether written or recorded on audio, video or film media, which Consultant may give to any person in providing the Services. Consultant shall provide such copies to the Company a minimum of two (2) business days prior to Consultant's first proposed use of such material, or more than five (5) business days prior if necessary, to provide the Company the opportunity to make any revisions it deems appropriate and necessary to such materials. Consultant shall not use materials in performing the Services which contain any statement which is false or misleading, and it shall include in all such materials all information necessary to make the statements contained therein not misleading; provided that Consultant shall not be responsible for the accuracy or completeness of information furnished to it in writing by the Company. Consultant will include the terms of this contract with any communications that it provides to potential investors, broker or any other entity.


     5.     Nondisclosure  of  Confidential  or  Insider  Information.
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          (a)  In  the  course of performance of Consultant's duties, Consultant may receive information which is considered material inside information within the meaning and intent of the United States federal securities law, rules and regulations. Consultant will not disclose this information to others, except as expressly authorized in writing by the Company and will not use this information directly or indirectly for the benefit of Consultant or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the Company's securities or those of any of its affiliated companies. The Consultant acknowledges the Company's continuing obligation to comply with the SEC's Regulation FD. Therefore, the Consultant agrees not to disclose to any person, for any reason, any material inside (not public) information about the Company which the Consultant may receive.

          (b) The provisions of this Section 6 shall survive the termination or expiration of this agreement.

     6.     Scope of Engagement.  Consultant shall retain the legal status of an
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independent  contractor.  In  no event shall Consultant be or be deemed to be an employee or agent of the Company, or to qualify for benefits afforded such persons as Company employees. Consultant has no power or authority to act for, represent or bind the Company.

     7.     Term.  This  agreement  shall  commence  on  the  date first written
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above,  and  shall terminate on September 17, 2003, unless earlier terminated by either party pursuant to the terms hereof. This Agreement may be extended by the Company on a month to month basis if it notifies the consultant in writing 30 days prior to September 17, 2003..

     8.     Termination.  After  September  17, 2003, either party may terminate
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this Agreement at any time upon thirty (30) days notice.  In the event that this
Agreement is terminated by either party, the Consultant shall be entitled to reimbursement of expenses of unpaid expenses. Termination of the Agreement shall not affect the rights of the Consultant under the Warrants.

      9.     Assignment.  This  Agreement  shall  be  binding  upon the parties'
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respective  successors  and  permitted  assigns.  Neither  party may assign this
Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

     10.     Notices.  All  notices and other official communications under this
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Agreement  shall  be  in  writing  and  deemed  sufficiently  given if delivered personally or mailed by first class mail, postage prepaid, to (if to the Company) U.S. ENERGY CORP., Keith Larsen, President, 877 North 8th West, Riverton, Wyoming, 82501, (if to Consultant) CCRI Corporation, 3104 East Camelback Road, #539, Phoenix, Arizona 85016, Attention: Malcolm McGuire. Notices shall be effective upon delivery if delivered personally, and on the third business day after mailing if mailed.

     11.     Severability.  In  the  event  any one or more of the provisions of
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this  Agreement  is  determined  to  be  invalid,  illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, unless the removal of the provisions of the Agreement so nullified would render meaningless either party's performance hereunder.

     12.     Headings.  The  headings  used  in  the  Agreement  are  for  the
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convenience  of  the  parties  only and shall not in any way limit or affect the meaning  or  interpretation  of  any  of  the  terms  hereof.

     13.     Entire  Agreement.  This Agreement constitutes the entire agreement
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between  the  parties  with respect to the subject matter embraced hereunder and except as expressly incorporated herein, supersedes all prior agreements, promises, proposals, representation, understanding and negotiations, whether written or oral, between the parties. No modifications, amendments, supplements to or waivers of this Agreement or any of the terms or conditions hereof shall be binding upon the parties or of any effect unless made in writing and duly sighed by both parties. In the event of any conflict between this Agreement and any Warrant Agreement entered into by and between the parties, this Agreement shall control.

     14.     Governing  Law.  This  Agreement shall be governed by and construed
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in  accordance  with  the  laws  of Wyoming and the parties agree that any legal action initiated under this agreement shall be filed only in the Ninth Judicial District Court, Fremont County, Wyoming.

     15.     Disclosure  of  Consultant Compensation.  All materials prepared by
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the  Consultant  shall  clearly  state  on  the  front cover the cash and equity compensation paid by the Company. The Consultant represents and warrants to the Company now, and throughout the term of this Agreement, that the Consultant:

          (a) Is not, and no person employed by or providing consulting services to the Consultant, and no person controlling the Consultant, is associated with any securities broker-dealer, or is a representative of any securities broker-dealer; and

          (b) Will not be compensated (directly or indirectly) by any securities broker-dealer for, or in connection with, the Services provided by the Consultant under this Agreement.



Accepted  by:

C.C.R.I.  Corporation                     U.S.  ENERGY  CORP.




By:                                    By:
   ---------------------------------      --------------------------------------
      Malcolm  McGuire                     Keith  Larsen,  President

     Date:  March  17,  2003                Date:  March  17,  2003